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                                                          Exhibit (12.0)

                           GENERAL SIGNAL CORPORATION
               Calculation of Ratios of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                 Six Months
                                                                     Ended
                        Years Ended December 31,                    June 30,
                        1989      1990      1991     1992     1993    1994

Earnings:
 Earnings (loss) before
   income taxes      $108,482 $(25,193)   $89,451   $18,786  $94,398 $75,118
 Add: fixed charges    54,526   47,724     40,62 6   37,029   23,440  10,396
                     $163,008  $22,531   $130,077   $55,815 $117,838 $85,514

Fixed charges:
 Interest expense     $44,759  $37,557   $32,193    $28,629  $18,240  $6,810
 One-third of rent
   expense              9,767   10,167     8,433      8,400    5,200   3,586
                      $54,526  $47,724   $40,626    $37,029  $23,440 $10,396

Ratio                    2.99      .47(1)   3.20       1.51     5.03    8.23



(1) Earnings are inadequate to cover fixed charges by an amount of approximately $25 million.